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GLOBAL CHARTIST FUND, LLC

(A Delaware Limited Liability Company)
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LIMITED LIABILITY COMPANY AGREEMENT

Dated as of August 17, 2011
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200 Park Avenue
New York, New York 10166
(212) 667-4225

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5.8	Allocation for Tax Purposes	29
5.9	Distributions	30
5.10	Withholding	30

ARTICLE VI DISSOLUTION AND LIQUIDATION		31
6.1	Dissolution	31
6.2	Liquidation of Assets	31

ARTICLE VII ACCOUNTING, VALUATIONS AND BOOKS AND RECORDS		32
7.1	Accounting and Reports	32
7.2	Determinations by the Board of Managers	33
7.3	Valuation of Assets	33

ARTICLE VIII MISCELLANEOUS PROVISIONS		34
8.1	Amendment of Limited Liability Company Agreement	34
8.2	Special Power of Attorney	35
8.3	Notices	36
8.4	Agreement Binding Upon Successors and Assigns	36
8.5	Applicability of 1940 Act and Form N-2	36
8.6	Choice of Law; Arbitration	37
8.7	Not for Benefit of Creditors	38
8.8	Consents	38
8.9	Merger and Consolidation	38
8.10	Pronouns	38
8.11	Confidentiality	38
8.12	Certification of Non-Foreign Status	39
8.13	Severability	39
8.14	Filing of Returns	40
8.15	Tax Matters Partner	40
8.16	Tax Elections	40
8.17	Member Tax Basis	40

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GLOBAL CHARTIST FUND, LLC

LIMITED LIABILITY COMPANY AGREEMENT

THIS LIMITED LIABILITY COMPANY AGREEMENT of Global Chartist Fund, LLC (the "Fund") is dated as of August 17, 2011 by and among Bryan McKigney, as the Initial Manager, Advantage Advisers Management, L.L.C., as the Special Advisory Member, and those persons who have been admitted as members of the Fund ("Members") as of the date hereof, or who hereinafter are admitted as Members.

W I T N E S S E T H :

WHEREAS, the Fund was formed as an unincorporated statutory trust under the Delaware Statutory Trust Act pursuant to the filing of a Certificate of Trust with the Office of the Secretary of State of the State of Delaware (the "Secretary of State") on July 19, 2011; and

WHEREAS, pursuant to Section 18-214 of the Delaware Limited Liability Company Act, the Fund filed a Certificate of Conversion to a Delaware Limited Liability Company and a Certificate of Formation of a Delaware Limited Liability Company with the Secretary of State on the date set forth above, and, thus, as of such date, has converted to a domestic limited liability company;

NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants hereinafter set forth, it is hereby agreed as follows:

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ARTICLE I

DEFINITIONS

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For purposes of this Agreement:

1940 Act	The Investment Company Act of 1940 and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

1934 Act	The Securities Exchange Act of 1934 and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

Adviser	Advantage Advisers Multi-Manager, L.L.C. or such other person who may hereinafter serve as the investment adviser to the Fund pursuant to the Investment Advisory Agreement.

Advisers Act	The Investment Advisers Act of 1940 and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

Affiliate	An affiliated person of a person as such term is defined in the 1940 Act.

Agreement	This Limited Liability Company Agreement, as amended from time to time.

Allocation Change	With respect to each Member for each Allocation Period, the difference between:

(1)
the sum of (a) the balance of such Member's Capital Account as of the close of the Allocation Period (after giving effect to all allocations to be made to such Member's Capital Account as of such date other than any Incentive Allocation to be debited against such Member's Capital Account), plus (b) any debits to such Member's Capital Account during the Allocation Period to reflect any actual or deemed distributions or repurchases with respect to such Member's Interest, plus (c) any debits to such Member's Capital Account during the Allocation Period to reflect any items allocable to such Member's Capital Account pursuant to Sections 5.5 and 5.6 hereof; and

(2)
the sum of (a) the balance of such Member's Capital Account as of the commencement of the Allocation Period, plus (b) any credits to such Member's Capital Account during the Allocation Period to reflect any contributions by such Member to the capital of the Fund.

If the amount specified in clause (1) exceeds the amount specified in clause (2), such difference shall be a Positive Allocation Change, and if the amount specified in clause (2) exceeds the amount specified in clause (1), such difference shall be a Negative Allocation Change.

Allocation Period
With respect to each Member, the period commencing as of the date of admission of such Member to the Fund, and thereafter each period commencing as of the day following the last day of the preceding Allocation Period with respect to such Member, and ending at the close of business on the first to occur of the following:

(1) the last day of a Fiscal Year;

(2) the day as of which the Fund repurchases the entire Interest of such Member;

(3) the day as of which the Fund admits as a substituted Member a person to whom the Interest of such Member has been Transferred (unless there is no change of beneficial ownership); and

(4) the day as of which the Special Advisory Member's status is terminated pursuant to Section 4.1 hereof.

Board of Managers	The Board of Managers established pursuant to Section 2.6.

Capital Account	With respect to each Member, the capital account established and maintained on behalf of each Member pursuant to Section 5.3 hereof.

Certificate	The Certificate of Formation of the Fund and any amendments thereto as filed with the Secretary of State.

Closing Date	The first date on or as of which a Member other than the Organizational Member is admitted to the Fund.

Code	The United States Internal Revenue Code of 1986, as amended from time to time, or any successor law.

Delaware Act	The Delaware Limited Liability Company Act as in effect on the date hereof and as amended from time to time, or any successor law.

Fiscal Period
The period commencing on the Closing Date, and thereafter each period commencing on the day immediately following the last day of the preceding Fiscal Period, and ending at the close of business on the first to occur of the following dates:

(1) the last day of a Fiscal Year;

(2) the day preceding any day as of which a contribution to the capital of the Fund is made pursuant to Section 5.1; or

(3)
any day (other than one specified in clause (2) above) as of which this Agreement provides for any amount to be credited to or debited against the Capital Account of any Member, other than an amount to be credited to or debited against the Capital Accounts of all Members in accordance with their respective Investment Percentages.

Fiscal Year
The period commencing on the Closing Date and ending on December 31, 2011, and thereafter each period commencing on January 1 of each year and ending on December 31 of each year (or on the date of a final distribution pursuant to Section 6.2 hereof), unless the Board of Managers shall elect another fiscal year for the Fund that is a permissible taxable year under the Code.

Form N-2	The Fund's Registration Statement on Form N-2 filed with the Securities and Exchange Commission, as amended from time to time.

Fund	The limited liability company governed hereby, as such limited liability company may from time to time be constituted.

Incentive Allocation
With respect to each Member, 20% of the amount, determined as of the close of each Allocation Period with respect to such Member, by which such Member's Positive Allocation Change for such Allocation Period, if any, exceeds any positive balance in such Member's Loss Recovery Account as of the most recent prior date as of which any adjustment has been made thereto.

Independent Managers	Those Managers who are not "interested persons," as such term is defined in the 1940 Act, of the Fund.

Initial Manager	Bryan McKigney

Interest
The entire ownership interest in the Fund at any particular time of a Member or the Special Advisory Member, or other person to whom an Interest of a Member or portion thereof has been transferred pursuant to Section 4.4 hereof, including the rights and obligations of such Member or other person under this Agreement and the Delaware Act.

Investment Advisory Agreement
The separate written agreement entered into by the Fund pursuant to which the Adviser provides or is required to supply investment advisory services to the Fund, and which agreement may authorize the retention of one or more persons to provide portfolio management services to the Fund as sub-advisers.

Investment Percentage
A percentage established for each Member on the Fund's books as of the first day of each Fiscal Period.  The Investment Percentage of a Member for a Fiscal Period shall be determined by dividing the balance of the Member's Capital Account as of the commencement of such Fiscal Period by the sum of the Capital Accounts of all of the Members as of the commencement of such Fiscal Period.  The sum of the Investment Percentages of all Members for each Fiscal Period shall equal 100%.

Loss Recovery Account	A memorandum account to be recorded in the books and records of the Fund with respect to each Member, which shall have an initial balance of zero and which shall be adjusted as follows:
(1)
As of the first day after the close of each Allocation Period for such Member, the balance of the Loss Recovery Account shall be increased by the amount, if any, of such Member's Negative Allocation Change for such Allocation Period and shall be reduced (but not below zero) by the amount, if any, of such Member's Positive Allocation Change for such Allocation Period.

(2)
The balance of the Loss Recovery Account shall be reduced (but not below zero) as of the first date as of which the Capital Account balance of any Member is reduced as a result of repurchase or transfer with respect to such Member's Interest by an amount determined by multiplying (a) such positive balance by (b) a fraction, (i) the numerator of which is equal to the amount of the repurchase or transfer, and (ii) the denominator of which is equal to the balance of such Member's Capital Account immediately before giving effect to such repurchase or transfer.

No transferee of any Interest shall succeed to any Loss Recovery Account balance or portion thereof attributable to the transferor unless the Transfer by which such transferee received such Interest did not involve a change of beneficial ownership.

Manager	An individual designated as a manager of the Fund pursuant to the provisions of Section 2.6 of the Agreement and who serves on the Board of Managers of the Fund.

Member
Any person who shall have been admitted to the Fund as a member (including any Manager in such person's capacity as a member of the Fund but excluding any Manager in such person's capacity as a Manager of the Fund) until the Fund repurchases the entire Interest of such person as a member pursuant to Section 4.6 hereof or a substituted member or members are admitted with respect to any such person's entire Interest as a member pursuant to Section 4.4 hereof; such term includes the Adviser to the extent the Adviser makes a capital contribution to the Fund and shall have been admitted to the Fund as a member, but shall not include the Special Advisory Member.

Negative Allocation Change	The meaning given such term in the definition of Allocation Change.

Negative Basis
Means, with respect to any Member and as of any time of calculation, the amount by which (x) the amount in its Capital Account(s) (determined in accordance with this Agreement) as of such time, plus an amount equal to any deemed distributions to such Member for Federal income tax purposes pursuant to Section 752(b) of the Internal Revenue Code resulting from its withdrawal, is less than (y) its "adjusted tax basis", for Federal income tax purposes, in its Interest in the Fund as of such time.

Negative Basis Member	Means any Member that withdraws from the Fund and that has Negative Basis as of the effective date of such withdrawal (determined prior to any allocations made pursuant to Section 5.8).

Net Assets	The total value of all assets of the Fund, less an amount equal to all accrued debts, liabilities and obligations of the Fund, calculated before giving effect to any repurchases of Interests.

Net Profit or Net Loss
The amount by which the Net Assets as of the close of business on the last day of a Fiscal Period exceed (in the case of Net Profit) or are less than (in the case of Net Loss) the Net Assets as of the commencement of the same Fiscal Period (or, with respect to the initial Fiscal Period of the Fund, at the close of business on the Closing Date), such amount to be adjusted to exclude any items to be allocated among the Capital Accounts of the Members on a basis which is not in accordance with the respective Investment Percentages of all Members as of the commencement of such Fiscal Period pursuant to Sections 5.5 and 5.6 hereof; and

Officer	An individual designated as an officer of the Fund pursuant to the provisions of Section 3.3 of the Agreement and who serves as an officer of the Fund.

Organizational Expenses	The expenses incurred by the Fund in connection with its formation, its initial registration as an investment company under the 1940 Act, and the initial offering of Interests.

Organizational Member	Bryan McKigney

Positive Allocation Change	The meaning given such term in the definition of Allocation Change.

Positive Basis
means, with respect to any Member and as of any time of calculation, the amount by which (x) the amount in its Capital Account(s) (determined in accordance with this Agreement) as of such time, plus an amount equal to any deemed distributions to such Member for Federal income tax purposes pursuant to Section 752(b) of the Internal Revenue Code resulting from its withdrawal, exceeds (y) its "adjusted tax basis", for Federal income tax purposes, in its Interest in the Fund as of such time.

Positive Basis Member	means any Member that withdraws from the Fund and that has Positive Basis as of the effective date of its withdrawal (determined prior to any allocations made pursuant to Section 5.8)

Securities
Securities (including, without limitation, equities, debt obligations, options, and other "securities" as that term is defined in Section 2(a)(36) of the 1940 Act) and any contracts for forward or future delivery of any security, debt obligation or currency, or commodity, all manner of derivative instruments and any contracts based on any index or group of securities, debt obligations or currencies, or commodities, and any options thereon.

Special Advisory Account	A capital account established and maintained on behalf of the Special Advisory Member pursuant to Section 5.3 hereof solely for the purpose of receiving the Incentive Allocation.

Special Advisory Member
The Adviser in its capacity as the investment adviser of the Fund or an Affiliate of the Adviser that is designated by the Adviser and is admitted to the Fund as such for purposes of receiving the Incentive Allocation.

Transfer
The assignment, transfer, sale, encumbrance, pledge or other disposition of all or any portion of an Interest, including any right to receive any allocations and distributions attributable to an Interest.

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ARTICLE II

ORGANIZATION; ADMISSION OF MEMBERS

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2.1           Formation of Limited Liability Company

The Board of Managers shall execute and file in accordance with the Delaware Act any amendment to the Certificate and shall execute and file with applicable governmental authorities any other instruments, documents and certificates which, in the opinion of the Fund's legal counsel, may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Fund.

2.2           Name.

The name of the Fund shall be "Global Chartist Fund, LLC" or such other name as the Board of Managers may hereafter adopt upon: (i) causing an appropriate amendment to the Certificate to be filed in accordance with the Delaware Act; and (ii) sending notice thereof to each Member.

2.3           Principal and Registered Office.

The Fund shall have its principal office at 200 Park Avenue, New York, New York 10166, or at such other place designated from time to time by the Board of Managers.

The Fund shall have its registered office in Delaware at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and shall have Corporation Service Company as its registered agent for service of process in Delaware, unless a different registered office or agent is designated from time to time by the Board of Managers.

2.4           Duration.

Pursuant to Section 18-214(d) of the Delaware Act, the term of the Fund is deemed to have commenced on the date that Global Chartist Fund, an unincorporated statutory trust under the Delaware Statutory Trust Act, filed a Certificate of Trust with the Secretary of State of Delaware and shall continue until the Fund is dissolved pursuant to Section 6.1 hereof.

2.5           Objective and Business of the Fund.

(a)           The objective and business of the Fund is to purchase, sell (including short sales), invest and trade in Securities, on margin or otherwise, and to engage in any financial or derivative transactions relating thereto or otherwise.  The Fund may execute, deliver and perform all contracts, agreements, subscription documents and other undertakings and engage in all activities and transactions as may, in the opinion of the Board of Managers, be necessary or advisable to carry out its objective or business.

(b)           The Fund shall operate as a closed-end, non-diversified, management investment company in accordance with the 1940 Act and subject to any fundamental policies and investment restrictions set forth in the Form N-2.

2.6           Board of Managers.

(a)           Prior to the Closing Date, the Initial Manager may designate such persons who shall agree to be bound by all of the terms of this Agreement to serve as Managers on the Board of Managers, subject to the election of such persons prior to the Closing Date by the Organizational Member.  By signing this Agreement or the signature page of the Fund's subscription agreement, a Member admitted on the Closing Date shall be deemed to have voted for the election of each of the Managers then serving on the Board of Managers.  After the Closing Date, the Board of Managers may, subject to the provisions of paragraphs (a) and (b) of this Section 2.6 with respect to the number of and vacancies in the position of Manager and the provisions of Section 3.4 hereof with respect to the election of Managers to the Board of Managers by Members, designate any person who shall agree to be bound by all of the terms of this Agreement as a Manager.  The names and mailing addresses of the Managers shall be set forth in the books and records of the Fund.  The number of Managers shall be fixed from time to time by the Board of Managers but, at the Closing Date, shall not be less than three Managers.  At and after the Closing Date, a majority of the Managers shall be Independent Managers.

(b)           Each Manager shall serve on the Board of Managers for the duration of the term of the Fund, unless his or her status as a Manager shall be sooner terminated pursuant to Section 4.2 hereof.  In the event of any vacancy in the position of Manager, the remaining Managers may appoint an individual to serve as a Manager, so long as immediately after such appointment at least two-thirds (2/3) of the Managers then serving have been elected by Members.  The Board of Managers may call a meeting of Members to fill any vacancy in the position of Manager, and shall do so within 60 days after any date on which Managers who were elected by Members cease to constitute a majority of the Managers then serving on the Board of Managers.

(c)           In the event that no Manager remains to continue the business of the Fund, the Adviser shall promptly call a meeting of Members, to be held within 60 days after the date on which the last Manager ceased to act in that capacity, for the purpose of determining whether to continue the business of the Fund and, if the business shall be continued, of electing the required number of Managers to the Board of Managers.  If Members determine at such meeting not to continue the business of the Fund or if the required number of Managers is not elected within 60 days after the date on which the last Manager ceased to act in that capacity, then the Fund shall be dissolved pursuant to Section 6.1 hereof and the assets of the Fund shall be liquidated and distributed pursuant to Section 6.2 hereof.

2.7           Members.

The Board of Managers may admit one or more Members at such times as may be determined by the Board of Managers.  Subject to the foregoing terms, Members may be admitted to the Fund subject to the condition that each such Member shall execute an appropriate signature page of this Agreement or of the Fund's subscription agreement pursuant to which such Member agrees to be bound by all the terms and provisions hereof.  The Board of Managers may in its absolute discretion reject subscriptions for Interests.  The admission of any person as a Member shall be effective upon the revision of the books and records of the Fund to reflect the name and the contribution to the capital of the Fund of such additional Member.

2.8           Special Advisory Member.

Upon signing this Agreement, the Special Advisory Member shall be admitted to the Fund as the Special Advisory Member.  The Interest of the Special Advisory Member shall be non-voting.  If at any time the Special Advisory Member (or an Affiliate of the Special Advisory Member) shall cease to serve as the Adviser, the Board of Managers may admit as a substitute Special Advisory Member, upon its signing this Agreement, such person as may be retained by the Fund to provide investment advisory services pursuant to an Investment Advisory Agreement (or an Affiliate of such person), subject to the due approval of such Investment Advisory Agreement in accordance with the requirements of the 1940 Act.

2.9           Organizational Member.

Upon the admission of any Member, the Organizational Member shall withdraw from the Fund as the Organizational Member and shall be entitled to the return of his Capital Contribution, if any, without interest or deduction.

2.10           Both Managers and Members.

A Member may at the same time be a Manager and a Member, or a Special Advisory Member and Member, in which event such Member's rights and obligations in each capacity shall be determined separately in accordance with the terms and provisions hereof or as provided in the Delaware Act.

2.11           Limited Liability.

Except as provided under applicable law, a Member and the Special Advisory Member shall not be liable for the Fund's debts, obligations and liabilities in any amount in excess of the capital account balance of such Member, plus such Member's share of undistributed profits and assets.  Except as provided under applicable law, a Manager shall not be liable for Fund's debts, obligations and liabilities.

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ARTICLE III

MANAGEMENT
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3.1           Management and Control.

(a)           Management and control of the business of the Fund shall be vested in the Board of Managers, which shall have the right, power and authority, on behalf of the Fund and in its name, to exercise all rights, powers and authority of managers under the Delaware Act and to do all things necessary and proper to carry out the objective and business of the Fund and its duties hereunder.  No Manager shall have the authority individually to act on behalf of or to bind the Fund except within the scope of such Manager's authority as delegated by the Board of Managers.  The parties hereto intend that, except to the extent otherwise expressly provided herein: (i)each Manager shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each director of a Delaware corporation; and (ii) each Independent Manager shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each director of a closed-end management investment company registered under the 1940 Act that is organized as a Delaware corporation who is not an "interested person," as such term is defined in the 1940 Act, of such company.  During any period in which the Fund shall have no Managers, the Adviser shall continue to serve as the Adviser to the Fund.

(b)           Each Member agrees not to treat on such Member's personal income tax return or in any claim for a tax refund, any item of income, gain, loss, deduction or credit in a manner inconsistent with the treatment of such item by the Fund.  The Board of Managers shall have the exclusive authority and discretion to make any elections required or permitted to be made by the Fund under any provisions of the Code or any other revenue laws.

(c)           Members shall have no right to participate in and shall take no part in the management or control of the Fund's business and shall have no right, power or authority to act for or bind the Fund.  Members shall have the right to vote on any matters only as provided in this Agreement or on any matters that require the approval of the holders of voting securities under the 1940 Act or as otherwise required in the Delaware Act.

(d)           The Board of Managers may delegate to any other person any rights, power and authority vested by this Agreement in the Board of Managers to the extent permissible under applicable law, and may appoint persons to serve as Officers.

3.2           Actions by the Board of Managers.

(a)           Unless provided otherwise in this Agreement, the Board of Managers shall act only: (i) by the affirmative vote of a majority of the Managers (which majority shall include any requisite number of Independent Managers required by the 1940 Act) present at a meeting duly called at which a quorum of the Managers shall be present (in person or, if in person attendance is not required by the 1940 Act, by telephone); or (ii) by unanimous written consent of all of the Managers without a meeting, if permissible under the 1940 Act.

(b)           The Board of Managers may designate from time to time a Principal Manager who shall preside at all meetings.  Meetings of the Board of Managers may be called by the Principal Manager or by any two Managers, and may be held on such date and at such time and place as the Board of Managers shall determine.  Each Manager shall be entitled to receive written notice of the date, time and place of such meeting within a reasonable time in advance of the meeting.  Notice need not be given to any Manager who shall attend a meeting without objecting to the lack of notice or who shall execute a written waiver of notice with respect to the meeting.  Managers may attend and participate in any meeting by telephone except where in person attendance at a meeting is required by the 1940 Act.  A majority of the Managers shall constitute a quorum at any meeting.

3.3           Officers.

(a)           The Board of Managers may elect one or more Officers.  The Board of Managers may also delegate to an Officer the authority to appoint, remove or fix the duties, compensation or terms of office of, one or more other Officers as the Board of Managers shall at any time and from time to time deem to be advisable.  A person holding more than one office may not act in more than one capacity to execute, acknowledge or verify on behalf of the Fund any instrument required by law to be executed, acknowledged and verified by more than one Officer.  No Officer need also be a Manager.

(b)           Each Officer shall hold office until his or her successor is elected or appointed or until his or her earlier displacement from office by resignation, removal or otherwise; provided, that if the term of office of any Officer shall have been fixed by the Board of Managers, or by an Officer acting under authority delegated by the Board of Managers, such Officer shall cease to hold such office no later than the date of expiration of such term, regardless of whether any other person shall have been elected or appointed to succeed such Officer.  Any Officer may resign at any time by written notice to the Fund.  Any Officer may be removed at any time by the Board of Managers or by an Officer acting under authority delegated by the Board of Managers if, in its or his or her judgment, the best interest of the Fund would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.  Election or appointment of an Officer shall not of itself create contract rights between the Fund and such Officer.

(c)           If the office of any Officer becomes vacant for any reason, the vacancy may be filled by the Board of Managers or by the Officer acting under authority delegated by the Board of Managers.  Each Officer elected or appointed to fill a vacancy shall hold office for the balance of the term for which his or her predecessor was elected or appointed.

(d)           All Officers as between themselves and the Fund shall have such powers, perform such duties, and be subject to such restrictions, if any, in the management of the Fund as may be provided in this Agreement, or, to the extent not so provided, as may be prescribed by the Board of Managers or by the Officer acting under authority delegated by the Board of Managers.

3.4           Meetings of Members.

(a)           Actions requiring the vote of Members may be taken at any duly constituted meeting of the Members at which a quorum is present.  Meetings of Members may be called by the Board of Managers or by Members holding 25% or more of the total number of votes eligible to be cast by all Members, and may be held at such time, date and place as the Board of Managers shall determine.  The Board of Managers shall arrange to provide written notice of the meeting, stating the date, time and place of the meeting and the record date therefor, to each Member entitled to vote at the meeting within a reasonable time prior thereto.  Failure to receive notice of a meeting on the part of any Member shall not affect the validity of any act or proceeding of the meeting, so long as a quorum shall be present at the meeting, except as otherwise required by applicable law.  Only matters set forth in the notice of a meeting may be voted on by Members at a meeting.  The presence in person or by proxy of Members holding a majority of the total number of votes eligible to be cast by all Members as of the record date shall constitute a quorum at any meeting.  In the absence of a quorum, a meeting of Members may be adjourned by action of a majority in interest of Members present in person or by proxy without additional notice to the Members.  Except as otherwise required by any provision of this Agreement or of the 1940 Act: (i) those candidates receiving a plurality of the votes cast at any meeting of Members shall be elected as Managers; and (ii) all other actions of the Members taken at a meeting shall require the affirmative vote of Members holding a majority of the total number of votes cast by Members who are present in person or by proxy at such meeting.

(b)           Each Member shall be entitled to cast at any meeting of Members a number of votes equivalent to such Member's Investment Percentage as of the record date for such meeting.  The Board of Managers shall establish a record date not less than 10 nor more than 60 days prior to the date of any meeting of Members to determine eligibility to vote at such meeting and the number of votes which each Member will be entitled to cast thereat, and shall maintain for each such record date a list setting forth the name of each Member and the number of votes that each Member will be entitled to cast at the meeting.

(c)           A Member may vote at any meeting of Members by a proxy properly executed by the Member and filed with the Fund before or at the time of the meeting.  A proxy may be suspended or revoked, as the case may be, by the Member executing the proxy by a later dated proxy delivered to the Fund at any time prior to exercise of the proxy or if the Member executing the proxy shall be present at the meeting and decides to vote in person.  Any action of the Members that is permitted to be taken at a meeting of Members may be taken without a meeting if consents in writing, setting forth the action taken, are signed by Members holding a majority of the total number of votes eligible to be cast or such greater percentage as may be required in order to approve such action.

3.5           Custody of Assets of the Fund.

Custody of all funds, Securities or other properties of the Fund shall at all times, be maintained by one or more custodians retained by the Fund in accordance with the requirements of the 1940 Act and the rules thereunder.

3.6           Other Activities of Members and Managers.

(a)           The Managers shall not be required to devote full time to the affairs of the Fund, but shall devote such time as may reasonably be required to perform their obligations under this Agreement.

(b)           Any Member or Manager, and any Affiliate of any Member or Manager, may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, including, but not limited to, acquisition and disposition of Securities, provision of investment advisory or brokerage services, serving as directors, officers, employees, advisers or agents of other companies, partners of any partnership, members of any limited liability company, or trustees of any trust, or entering into any other commercial arrangements.  No Member or Manager shall have any rights in or to such activities of any other Member or Manager, or any profits derived therefrom.

3.7           Duty of Care.

(a)           A Manager shall not be liable to the Fund or to any of its Members for any loss or damage occasioned by any act or omission in the performance of his or her services under this Agreement, unless it shall be determined by final judicial decision on the merits from which there is no further right to appeal that such loss is due to an act or omission of such Manager constituting willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Manager's office.

(b)           Members not in breach of any obligation hereunder or under any agreement pursuant to which the Member subscribed for an Interest shall be liable to the Fund, any Member or third parties only as provided under the Delaware Act.

3.8           Indemnification.

(a)           To the fullest extent permitted by law, the Fund shall, subject to Section 3.8(b) hereof, indemnify each Manager and Officer (including for this purpose his or her respective executors, heirs, assigns, successors or other legal representatives), against all losses, claims, damages, liabilities, costs and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which such indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter, by reason of being or having been a Manager or Officer of the Fund or the past or present performance of services to the Fund by such indemnitee, except to the extent such loss, claim, damage, liability, cost or expense shall have been finally determined in a decision on the merits in any such action, suit, investigation or other proceeding to have been incurred or suffered by such indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office.  The rights of indemnification provided under this Section 3.8 shall not be construed so as to provide for indemnification of a Manager or Officer for any liability (including liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 3.8 to the fullest extent permitted by law.

(b)           Expenses, including reasonable counsel fees, so incurred by any such indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), may be paid from time to time by the Fund in advance of the final disposition of any such action, suit, investigation or proceeding upon receipt of an undertaking by or on behalf of such indemnitee to repay to the Fund amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized under Section 3.8(a) hereof; provided, however, that (i) such indemnitee shall provide security for such undertaking, (ii) the Fund shall be insured by or on behalf of such indemnitee against losses arising by reason of such indemnitee's failure to fulfill his, her or its undertaking, or (iii) a majority of the Managers (excluding any Manager who is either seeking advancement of expenses hereunder or is or has been a party to any other action, suit, investigation or proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for advancement of expenses hereunder) or independent legal counsel in a written opinion shall determine based on a review of readily available facts (as opposed to a full trial-type inquiry) that there is reason to believe such indemnitee ultimately will be entitled to indemnification.

(c)           As to the disposition of any action, suit, investigation or proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding shall have been brought, that an indemnitee is liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office, indemnification shall be provided pursuant to Section 3.8(a) hereof if (i) approved as in the best interests of the Fund by a majority of the Managers (excluding any Manager who is either seeking indemnification hereunder or is or has been a party to any other action, suit, investigation or proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification hereunder) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that such indemnitee acted in good faith and in the reasonable belief that such actions were in the best interests of the Fund and that such indemnitee is not liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office, or (ii) the Board of Managers secures a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that such indemnification would not protect such indemnitee against any liability to the Fund or its Members to which such indemnitee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office.

(d)           Any indemnification or advancement of expenses made pursuant to this Section 3.8 shall not prevent the recovery from any indemnitee of any such amount if such indemnitee subsequently shall be determined in a decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to such indemnification or advancement of expenses to be liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office.  In (i) any suit brought by a Manager (or other person entitled to indemnification hereunder) to enforce a right to indemnification under this Section 3.8 it shall be a defense that, and (ii) in any suit in the name of the Fund to recover any indemnification or advancement of expenses made pursuant to this Section 3.8 the Fund shall be entitled to recover such expenses upon a final adjudication that, the Manager or other person claiming a right to indemnification under this Section 3.8 has not met the applicable standard of conduct set forth in this Section 3.8.  In any such suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made pursuant to this Section 3.8, the burden of proving that the Manager or other person claiming a right to indemnification is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 3.8 shall be on the Fund (or any Member acting derivatively or otherwise on behalf of the Fund or its Members).

(e)           An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 3.8 or to which such indemnitee may otherwise be entitled except out of the assets of the Fund, and no Member shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

(f)           The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law.  Nothing contained in this Section 3.8 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of any Manager or other person.

3.9           Fees, Expenses and Reimbursement.

(a)           So long as the Adviser serves as investment adviser of the Fund, it shall be entitled to receive fees for such services pursuant to its Investment Advisory Agreement with the Fund.

(b)           The Board of Managers may cause the Fund to compensate each Manager for his or her services as such.  In addition, the Managers shall be reimbursed by the Fund for reasonable out-of-pocket expenses incurred by them in performing their duties under this Agreement.

(c)           The Fund shall bear all expenses associated with its operations other than those specifically required to be borne by the Adviser pursuant to the Investment Advisory Agreement pursuant to the agreement referred to in Section 3.9(a) hereof.  Expenses to be borne by the Fund include, but are not limited to, the following:

(1)
all costs and expenses related to portfolio transactions and positions for the Fund's account, including, but not limited to, brokerage commissions, research fees, interest and commitment fees on loans and debit balances, borrowing charges on Securities sold short, dividends on Securities sold short but not yet purchased, custodial fees, margin fees, transfer taxes and premiums, taxes withheld on foreign dividends and indirect expenses from investments in investment funds;

(2)	all costs and expenses associated with the organization and registration of the Fund, offering costs and the costs of compliance with any applicable Federal or state laws;

(3)
attorneys' fees and disbursements associated with updating the Fund's Confidential Memorandum and subscription documents (the "Offering Materials"); the costs of printing the Offering Materials; the costs of distributing the Offering Materials to prospective investors and Members; and attorneys' fees and disbursements associated with the review of subscription documents executed and delivered to the Fund in connection with offerings of Interests;

(4)	the costs and expenses of holding meetings of the Board of Managers and any meetings of Members;

(5)	fees and disbursements of any attorneys, accountants, auditors and other consultants and professionals engaged on behalf of the Fund or the Independent Managers;

(6)	the costs of a fidelity bond and any liability insurance obtained on behalf of the Fund, its Managers and its officers;

(7)	fees payable to the Adviser, and the fees of administrators, custodians, Member servicing agents and other persons providing administrative services to the Fund;

(8)	all expenses of computing the Fund's net asset value, including any equipment or pricing services used for such purposes;

(9)	all charges for equipment or services used in communicating information regarding the Fund's transactions among the Adviser and any custodian or other agent engaged by the Fund;

(10)	subject to approval by the Board of Managers, costs and expenses related to Member services provided by the Adviser or by other persons retained to provide such services; and

(11)	such other types of expenses as may be approved from time to time by the Board of Managers, other than those required to be borne by the Adviser.

The Adviser shall be entitled to reimbursement from the Fund for any of the above expenses that it pays on behalf of the Fund.

_________________________________

ARTICLE IV

TERMINATION OF STATUS OF SPECIAL ADVISORY MEMBER

AND MANAGERS, TRANSFERS AND REPURCHASES

_________________________________

4.1           Termination of Status of the Special Advisory Member.

The status of the Special Advisory Member shall terminate if the Investment Advisory Agreement with the Adviser terminates and the Fund does not enter into a new Investment Advisory Agreement with the Adviser (or an Affiliate of the Adviser), effective upon such termination.

4.2           Termination of Status of a Manager.

The status of a Manager shall terminate if the Manager: (i) shall die; (ii) shall be adjudicated incompetent; (iii) shall voluntarily withdraw as a Manager (upon not less than 90 days' prior written notice to the other Managers); (iv) shall be removed; (v) shall be certified by a physician to be mentally or physically unable to perform his or her duties hereunder; (vi) shall be declared bankrupt by a court with appropriate jurisdiction, file a petition commencing a voluntary case under any bankruptcy law or make an assignment for the benefit of creditors; (vii) shall have a receiver appointed to administer the property or affairs of such Manager; or (viii) shall otherwise cease to be a Manager of the Fund under the Delaware Act.

4.3           Removal of the Managers.

Any Manager may be removed either by: (a) the vote or written consent of at least two-thirds (2/3) of the Managers not subject to the removal vote; or (b) the vote or written consent of Members holding not less than two-thirds (2/3) of the total number of votes eligible to be cast by all Members.

4.4           Transfer of Interests of Members.

(a)           An Interest of a Member may be Transferred only (i) by operation of law pursuant to the death, bankruptcy, insolvency or dissolution of such Member or (ii) with the written consent of the Board of Managers (which may be withheld in its sole and absolute discretion); provided, however, that the Board of Managers may not consent to any Transfer other than a Transfer (i) in which the tax basis of the Interest in the hands of the transferee is determined, in whole or in part, by reference to its tax basis in the hands of the transferor (e.g., certain Transfers to affiliates, gifts and contributions to family entities), (ii) to members of the Member's immediate family (brothers, sisters, spouse, parents and children), or (iii) a distribution from a qualified retirement plan or an individual retirement account, unless it consults with counsel to the Fund and counsel to the Fund confirms that such Transfer will not cause the Fund to be treated as a "publicly traded partnership" taxable as a corporation.

(b)           The Board of Managers may not consent to a Transfer of an Interest or a portion thereof of a Member unless:  (i) the person to whom such Interest is transferred is a person whom the Fund believes is an accredited investor, as such term is defined in Regulation D under the Securities Act of 1933 or any successor thereto; (ii) the person to whom such Interest is Transferred (or each of such person's beneficial owners if such a person is a "private investment company" as defined in paragraph (d)(3) of Rule 205-3 under the Advisers Act) is a person whom the Board of Managers believes meets the requirements of paragraph (d)(1) of Rule 205-3 under the Advisers Act and all then applicable qualification requirements to invest in the Fund as established by the Board of Managers; (ii) the entire Interest of the Member is Transferred to a single transferee or, after the Transfer of a portion of an Interest, the balance of the Capital Account of each of the transferee and transferor is not less than the then applicable minimum investment requirement imposed by the Fund, as may be determined by the Board of Managers from time to time.  Any transferee which acquires an Interest by operation of law as the result of the death, bankruptcy, insolvency or dissolution of a Member or otherwise, shall be entitled to the allocations and distributions allocable to the Interest so acquired, to Transfer such Interest in accordance with the terms of this Agreement and to tender the Interest for repurchase by the Fund, but shall not be entitled to the other rights of a Member unless and until such transferee becomes a substituted Member.  If a Member transfers an Interest with the approval of the Board of Managers, the Board of Managers shall promptly take all necessary actions so that the transferee to whom such Interest is transferred is admitted to the Fund as a Member.  Each Member effecting a Transfer and its transferee agree to pay all expenses, including attorneys' and accountants' fees, incurred by the Fund in connection with such Transfer.

(c)           Each Member shall indemnify and hold harmless the Fund, the Managers, the Adviser, each other Member and any Affiliate of the foregoing against all losses, claims, damages, liabilities, costs and expenses (including legal or other expenses incurred in investigating or defending against any such losses, claims, damages, liabilities, costs and expenses or any judgments, fines and amounts paid in settlement), joint or several, to which such persons may become subject by reason of or arising from (i) any Transfer made by such Member in violation of this Section 4.4 and (ii) any misrepresentation by such Member in connection with any such Transfer.

4.5           Transfer of Interests of Special Advisory Member.

The Special Advisory Member may not Transfer its Interest as the Special Advisory Member, except to an Affiliate of the Adviser and only with the written consent of the Board of Managers.

4.6           Repurchase of Interests.

(a)           Except as otherwise provided in this Agreement, no Member or other person holding an Interest or portion thereof shall have the right to withdraw or tender to the Fund for repurchase that Interest or any portion thereof.  The Board of Managers may from time to time, in its complete and exclusive discretion and on such terms and conditions as it may determine, cause the Fund to repurchase Interests or portions thereof pursuant to written tenders.  However, the Fund shall not offer to repurchase Interests on more than two occasions during any one Fiscal Year unless it has been advised by counsel to the Fund to the effect that such more frequent offers would not cause any adverse tax consequences to the Fund or the Members.  In determining whether to cause the Fund to repurchase Interests or portions thereof pursuant to written tenders, the Board of Managers shall consider the recommendation of the Adviser, and shall also consider the following factors, among others, in making its determination:

(1)	whether any Members have requested to tender Interests or portions thereof to the Fund;

(2)	the liquidity of the Fund's assets;

(3)	the investment plans and working capital requirements of the Fund;

(4)	the relative economies of scale with respect to the size of the Fund;

(5)	the history of the Fund in repurchasing Interests or portions thereof;

(6)	the economic condition of the securities markets; and

(7)	the anticipated tax consequences of any proposed repurchases of Interests or portions thereof.

The Board of Managers shall cause the Fund to repurchase Interests or portions thereof pursuant to written tenders only on terms fair to the Fund and to all Members or one or more classes of Members (including persons holding Interests acquired from Members), as applicable.

(b)           A Member who tenders for repurchase only a portion of such Member's Interest shall be required to maintain a Capital Account balance in such minimum amount as may, from time to time, be determined by the Board of Managers.

(c)           The Adviser may tender its Interest or a portion thereof as a Member or Special Advisory Member of the Fund under Section 4.6(a) hereof.  An Affiliate of the Adviser, if designated the Special Advisory Member, may similarly tender its Interest or a portion thereof under Section 4.6(a) hereof.

(d)           If the Special Advisory Member's status is terminated pursuant to Section 4.1 hereof, it (or its trustee or other legal representative) may, by written notice to the Board of Managers within 60 days of the effective date of such termination, tender to the Fund for repurchase all or any portion of its Special Advisory Account.  Not later than thirty (30) days after the receipt of such notice, the Board of Managers shall cause such tendered portion of the Special Advisory Account to be repurchased by the Fund for cash.

(e)           The Board of Managers may cause the Fund to repurchase an Interest or portion thereof of a Member or any person acquiring an Interest or portion thereof from or through a Member in the event that the Board of Managers determines or has reason to believe that:

(1)
such an Interest or portion thereof has been transferred in violation of Section 4.4 hereof, or such an Interest or portion thereof has vested in any person by operation of law as the result of the death, dissolution, bankruptcy or adjudication of incompetence of a Member;

(2)
ownership of such an Interest by a Member or other person will cause the Fund to be in violation of, or require registration of any Interest or portion thereof under, or subject the Fund to additional registration or regulation under, the securities laws of the United States or any other relevant jurisdiction;

(3)
continued ownership of such an Interest may be harmful or injurious to the business or reputation of the Fund, the Managers or the Adviser, or may subject the Fund or any of the Members to an undue risk of adverse tax or other fiscal consequences;

(4)	any of the representations and warranties made by a Member in connection with the acquisition of an Interest or portion thereof was not true when made or has ceased to be true;

(5)	it would be in the best interests of the Fund, as determined by the Board of Managers in its absolute discretion, for the Fund to repurchase such an Interest or portion thereof;

(6)
the value of a Member's Interest is less than an amount that the Board of Managers determines to be a minimum investment in the Fund, or more than an amount that the Board determines to be a maximum investment in the Fund; or

(7)	such repurchase is necessary to correct an administrative error made by the Fund or its agent in connection with the sale or purchase of an Interest.

(f)           Payments for repurchases of Interests or portions thereof by the Fund shall be made promptly after such repurchase in accordance with the terms of the Fund's repurchase offer.  Payment of the purchase price may consist of:  (i) cash in an aggregate amount equal to such percentage, as may be determined by the Board of Managers, of the estimated unaudited net asset value of Interests repurchased by the Fund determined as of the expiration date of such repurchase (the "Cash Payment"); and, if determined to be necessary or appropriate by the Board of Managers, (ii) a promissory note entitling the holder thereof to a contingent payment equal to the excess, of any, of (x) the net asset value of the Interests repurchased by the Fund as of the expiration date of such repurchases, determined based on the audited financial statements of the Fund for the Fiscal Year in which such repurchases were effective, over (y) the Cash Payment.  Notwithstanding anything in the foregoing to the contrary, the Board of Managers, in its discretion, may pay any portion of the purchase price in marketable Securities (or any combination of marketable Securities and cash) having a value, determined as of the date of repurchase, equal to the amount to be repurchased.  All such repurchases shall be subject to any and all conditions as the Board of Managers may impose in its sole discretion.  The amount due to any Member whose Interest or portion thereof is repurchased shall be equal to the value of such Member's Capital Account or portion thereof as applicable as of the date specified in the applicable repurchase offer or, in the case of the repurchase of an Interest pursuant to paragraph (c), (d) or (e) of this Section 4.6, as of the date of repurchase of such Interest, after giving effect to all allocations to be made to such Member's Capital Account as of such date.

____________________________________

ARTICLE V

CAPITAL
____________________________________

5.1           Contributions to Capital.

(a)           The minimum initial contribution of each Member to the capital of the Fund shall be such amount as the Board of Managers, in its discretion, may determine from time to time, but in no event shall be less than $100,000; provided, however, that the minimum initial contribution of each Member that is a director, officer or employee of the Adviser, or an Affiliate of the Adviser may be such lesser amount as may be determined by the Board of Managers from time to time.  The amount of the initial contribution of each Member shall be recorded on the books and records of the Fund upon acceptance as a contribution to the capital of the Fund.  The Managers shall not be entitled to make voluntary contributions of capital to the Fund as Managers of the Fund, but may make voluntary contributions to the capital of the Fund as Members.  The Adviser may make voluntary contributions to the capital of the Fund as a Member.

(b)           Members and the Adviser, as a Member, may make additional contributions to the capital of the Fund in such amounts as the Board of Managers, in its discretion, may determine from time to time, and effective as of such times as the Board of Managers in its discretion may permit, subject to Section 2.7 hereof, but no Member shall be obligated to make any additional contribution to the capital of the Fund except to the extent provided in Sections 5.5 and 5.6 hereof.

(c)           Except as otherwise permitted by the Board of Managers, (i) initial and any additional contributions to the capital of the Fund by any Member shall be payable in cash or in such Securities that the Board of Managers, in its absolute discretion, may agree to accept on behalf of the Fund, and (ii) initial and any additional contributions in cash shall be payable in readily available funds at the date of the proposed acceptance of the contribution.  The Fund shall charge each Member making a contribution in Securities to the capital of the Fund such amount as may be determined by the Board of Managers not exceeding 2% of the value of such contribution in order to reimburse the Fund for any costs incurred by the Fund by reason of accepting such Securities, and any such charge shall be due and payable by the contributing Member in full at the time the contribution to the capital of the Fund to which such charges relate is due.  The value of contributed Securities shall be determined in accordance with Section 7.3 hereof as of the date of contribution.

(d)           The minimum initial and additional contributions set forth in (a) and (b) of this Section 5.1 may be reduced by the Board of Managers.

5.2           Rights of Members to Capital

No Member shall be entitled to interest on any contribution to the capital of the Fund, nor shall any Member be entitled to the return of any capital of the Fund except: (i) upon the repurchase by the Fund of a part or all of such Member's Interest pursuant to Section 4.6 hereof; (ii) pursuant to the provisions of Section 5.6(c) hereof; or (iii) upon the liquidation of the Fund's assets pursuant to Section 6.2 hereof.  No Member shall be liable for the return of any such amounts.  No Member shall have the right to require partition of the Fund's property or to compel any sale or appraisal of the Fund's assets.

5.3           Capital Accounts.

(a)           The Fund shall maintain a separate Capital Account for each Member.

(b)           Each Member's Capital Account shall have an initial balance equal to the amount of cash and the value of any Securities (determined in accordance with Section 7.3 hereof) (net of any liabilities secured by such Securities that the Company is considered to assume or take subject to Section 752 of the Code) constituting such Member's initial contribution to the capital of the Fund.

(c)           Each Member's Capital Account shall be increased by the sum of: (i) the amount of cash and the value of any Securities (determined in accordance with Section 7.3 hereof) (net of any liabilities secured by such Securities that the Company is considered to assume or take subject to Section 752 of the Code) constituting additional contributions by such Member to the capital of the Fund permitted pursuant to Section 5.1 hereof; plus (ii) all amounts credited to such Member's Capital Account pursuant to Sections 5.4 through 5.6 or 5.9 hereof.

(d)           Each Member's Capital Account shall be reduced by the sum of: (i) the amount of any repurchase of the Interest, or portion thereof, of such Member or distributions to such Member pursuant to Sections 4.6, 5.9 or 6.2 hereof which are not reinvested (net of any liabilities secured by any asset distributed that such Member is deemed to assume or take subject to Section 752 of the Code); plus (ii) any amounts debited against such Member's Capital Account pursuant to Sections 5.4 through 5.6 hereof.

(e)           The Fund shall maintain a Special Advisory Account for the Special Advisory Member solely for purposes of receiving the Incentive Allocation pursuant to Section 5.7 hereof.  The Special Advisory Account shall have an initial balance of zero.

5.4           Allocation of Net Profit and Net Loss.

As of the last day of each Fiscal Period, any Net Profit or Net Loss for the Fiscal Period shall be allocated among and credited to or debited against the Capital Accounts of the Members in accordance with their respective Investment Percentages for such Fiscal Period.

5.5           Allocation of Certain Withholding Taxes and Other Expenditures.

(a)           If the Fund incurs a withholding tax or other tax obligation with respect to the share of Fund income allocable to any Member, then the Board of Managers, without limitation of any other rights of the Fund or the Managers, shall cause the amount of such obligation to be debited against the Capital Account of such Member when the Fund pays such obligation, and any amounts then or thereafter distributable to such Member shall be reduced by the amount of such taxes.  If the amount of such taxes is greater than any such distributable amounts, then such Member and any successor to such Member's Interest shall pay to the Fund as a contribution to the capital of the Fund, upon demand of the Board of Managers, the amount of such excess.  The Board of Managers shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Member that may be eligible for such reduction or exemption; provided, that in the event that the Board of Managers determines that a Member is eligible for a refund of any withholding tax, the Board of Managers may, at the request and expense of such Member, assist such Member in applying for such refund.

(b)           Except as otherwise provided for in this Agreement and unless prohibited by the 1940 Act, any expenditures payable by the Fund, to the extent determined by the Board of Managers to have been paid or withheld on behalf of, or by reason of particular circumstances applicable to, one or more but fewer than all of the Members, shall be charged to only those Members on whose behalf such payments are made or whose particular circumstances gave rise to such payments.  Such charges shall be debited from the Capital Accounts of such Members as of the close of the Fiscal Period during which any such items were paid or accrued by the Fund.

5.6           Reserves.

(a)           Appropriate reserves may be created, accrued and charged against Net Assets and proportionately against the Capital Accounts of the Members for contingent liabilities, if any, as of the date any such contingent liability becomes known to the Adviser or the Board of Managers, such reserves to be in the amounts which the Board of Managers in its sole discretion deems necessary or appropriate.  The Board of Managers may increase or reduce any such reserves from time to time by such amounts as the Board of Managers in its sole discretion deems necessary or appropriate.  The amount of any such reserve, or any increase or decrease therein, shall be proportionately charged or credited, as appropriate, to the Capital Accounts of those parties who are Members at the time when such reserve is created, increased or decreased, as the case may be; provided, however, that if any such individual reserve item, adjusted by any increase therein, exceeds the lesser of $500,000 or 1% of the aggregate value of the Capital Accounts of all such Members, the amount of such reserve, increase, or decrease shall instead be charged or credited to those parties who were Members at the time, as determined by the Board of Managers in its sole discretion, of the act or omission giving rise to the contingent liability for which the reserve was established, increased or decreased  in proportion to their Capital Accounts at that time.

(b)           If at any time an amount is paid or received by the Fund (other than contributions to the capital of the Fund, distributions or repurchases of Interests or portions thereof) and such amount exceeds the lesser of $500,000 or 1% of the aggregate value of the Capital Accounts of all Members at the time of payment or receipt and such amount was not accrued or reserved for but would nevertheless, in accordance with the Fund's accounting practices, be treated as applicable to one or more prior Fiscal Periods, then such amount shall be proportionately charged or credited, as appropriate, to those parties who were Members during such prior Fiscal Period or Fiscal Periods.

(c)           If any amount is required by paragraph (a) or (b) of this Section 5.6 to be charged or credited to a party who is no longer a Member, such amount shall be paid by or to such party, as the case may be, in cash, with interest from the date on which the Board of Managers determines that such charge or credit is required.  In the case of a charge, the former Member shall be obligated to pay the amount of the charge, plus interest as provided above, to the Fund on demand; provided, however, that (i) in no event shall a former Member be obligated to make a payment exceeding the amount of such Member's Capital Account at the time to which the charge relates; and (ii) no such demand shall be made after the expiration of three years since the date on which such party ceased to be a Member.  To the extent that a former Member fails to pay to the Fund, in full, any amount required to be charged to such former Member pursuant to paragraph (a) or (b), whether due to the expiration of the applicable limitation period or for any other reason whatsoever, the deficiency shall be charged proportionately to the Capital Accounts of the Members at the time of the act or omission giving rise to the charge to the extent feasible, and otherwise proportionately to the Capital Accounts of the current Members.

5.7           Incentive Allocation.

(a)           The Incentive Allocation shall be debited against the Capital Account of each Member as of the last day of each Allocation Period with respect to such Member and the amount so debited shall simultaneously be credited to the Special Advisory Account.

(b)           By the last business day of the month following the date on which an Incentive Allocation is made, the Special Advisory Member may withdraw up to 100% of the Incentive Allocation (computed on the basis of unaudited data) that was credited to the Special Advisory Account.  Within 30 days after the completion of the audit of the books of the Fund for the year in which allocations to the Special Advisory Account are made, the Fund shall pay to the Special Advisory Member any additional amount of Incentive Allocation determined to be owed to the Special Advisory Member based on the audit, and the Special Advisory Member shall pay to the Fund any excess amount of Incentive Allocation determined to be owed to the Fund.

5.8           Allocation for Tax Purposes.

For each Fiscal Year, items of income, deduction, gain, loss or credit shall be allocated for income tax purposes among the Members in such manner as to reflect equitably amounts credited or debited to each Member's Capital Account(s) for the current and prior Fiscal Years (or relevant portions thereof).  Allocations under this Section 5.8 shall be made pursuant to the principles of Sections 704(b) and 704(c) of the Internal Revenue Code, and Regulations Sections 1.704-1(b)(2)(iv)(f) and (g), 1.704-1(b)(4)(i) and 1.704-3(e) promulgated thereunder, as applicable, or the successor provisions to such Sections and Regulations.  Items described in this Section 5.8 shall neither be credited nor charged to the Members' Capital Accounts.  Notwithstanding anything to the contrary in this Agreement, there shall be allocated to the Members such gains or income as shall be necessary to satisfy the “qualified income offset” requirements of Treasury Regulations § 1.704-1(b)(2)(ii)(d).

If the Fund realizes Income for any tax year during or as of the end of which one or more Positive Basis Members withdraw from the Fund pursuant to Article IV, the Board of Managers may elect to allocate such Income as follows:  (i) to allocate such Income among such Positive Basis Members, pro rata in proportion to the respective Positive Basis of each such Positive Basis Member, until either the full amount of such Income shall have been so allocated or the Positive Basis of each such Positive Basis Member shall have been eliminated and (ii) to allocate any Income not so allocated to Positive Basis Members to the other Members in such manner as shall equitably reflect the amounts allocated to such Members' Capital Accounts pursuant to Section 5.3.

If the Fund realizes Losses for any tax year during or as of the end of which one or more Negative Basis Members withdraw from the Fund pursuant to Article IV, the Board of Managers may elect to allocate such Losses as follows:  (i) to allocate such Losses among such Negative Basis Members, pro rata in proportion to the respective Negative Basis of each such Negative Basis Member, until either the full amount of such Losses shall have been so allocated or the Negative Basis of each such Negative Basis Member shall have been eliminated and (ii) to allocate any Losses not so allocated to Negative Basis Members to the other Members in such manner as shall equitably reflect the amounts allocated to such Members' Capital Accounts pursuant to Section 5.03.

Notwithstanding anything to the contrary in the foregoing in this Section 5.8, if the Special Advisory Member withdraws all or a portion of its Capital Account during any tax year, the Board of Managers may specially allocate income to the Special Advisory Member equal to the amount by which such withdrawn amounts exceeds the Special Advisory Member’s adjusted tax basis, for income tax purposes, in its interest in the Fund (determined prior to any such allocations).

5.9           Distributions.

(a)           The Board of Managers, in its sole discretion, may authorize the Fund to make distributions in cash at any time to all of the Members on a pro rata basis in accordance with the Members' Investment Percentages.

(b)           The Board of Managers may withhold taxes from any distribution to any Member to the extent required by the Code or any other applicable law.  For purposes of this Agreement, any taxes so withheld by the Fund with respect to any amount distributed by the Fund to any Member shall be deemed to be a distribution or payment to such Member, reducing the amount otherwise distributable to such Member pursuant to this Agreement and reducing the Capital Account of such Member.

(c)           The Board of Managers shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Member that may be eligible for such reduction or exemption.  To the extent that a Member claims to be entitled to a reduced rate of, or exemption from, a withholding tax pursuant to an applicable income tax treaty, or otherwise, the Member shall furnish the Board of Managers with such information and forms as such Member may be required to complete where necessary to comply with any and all laws and regulations governing the obligations of withholding tax agents.  Each Member represents and warrants that any such information and forms furnished by such Member shall be true and accurate and agrees to indemnify the Fund and each of the Members from any and all damages, costs and expenses resulting from the filing of inaccurate or incomplete information or forms relating to such withholding taxes.

5.10           Withholding.

The Board of Managers may withhold and pay over to the Internal Revenue Service (or any other relevant taxing authority) such amounts as the Fund is required to withhold or pay over, pursuant to the Internal Revenue Code or any other applicable law, on account of a Member's distributive share of the Fund's items of gross income, income or gain.

(a)           For purposes of this Agreement, any taxes so withheld or paid over by the Fund with respect to a Member's distributive share of the Fund's gross income, income or gain shall be deemed to be a distribution or payment to such Member, reducing the amount otherwise distributable to such Member pursuant to this Agreement and reducing the Capital Account(s) of such Member.  If the amount of such taxes is greater than any such distributable amounts, then such Member and any successor to such Member's Interest shall pay the amount of such excess to the Fund, as a contribution to the capital of the Fund.

(b)           The Board of Managers shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Member that may be eligible for such reduction or exemption.  To the extent that a Member claims to be entitled to a reduced rate of, or exemption from, a withholding tax pursuant to an applicable income tax treaty, or otherwise, the Member shall furnish the Board of Managers with such information and forms as such Member may be required to complete where necessary to comply with any and all laws and regulations governing the obligations of withholding tax agents.  Each Member represents and warrants that any such information and forms furnished by such Member shall be true and accurate and agrees to indemnify the Fund and each of the Members from any and all damages, costs and expenses resulting from the filing of inaccurate or incomplete information or forms relating to such withholding taxes.

__________________________

ARTICLE VI

DISSOLUTION AND LIQUIDATION

___________________________

6.1           Dissolution.

The Fund shall be dissolved:

(1)	upon the affirmative vote to dissolve the Fund by: (i) the Board of Managers or (ii) Members holding at least two-thirds (2/3) of the total number of votes eligible to be cast by all Members;

(2)	upon the failure of Members to elect a successor Manager at a meeting called by the Adviser in accordance with Section 2.6(c) hereof when no Manager remains to continue the business of the Fund;

(3)
upon the expiration of any two year period which commences on the date on which any Member has submitted a written notice to the Fund requesting to tender its entire Interest for repurchase by the Fund if such Interest has not been repurchased by the Fund;

(4)	as required by operation of law.

Dissolution of the Fund shall be effective on the later of the day on which the event giving rise to the dissolution shall occur or the conclusion of any applicable 60 day period during which the Board of Managers and Members may elect to continue the business of the Fund as provided above, but the Fund shall not terminate until the assets of the Fund have been liquidated in accordance with Section 6.2 hereof and the Certificate has been canceled.

6.2           Liquidation of Assets.

(a)           Upon the dissolution of the Fund as provided in Section 6.1 hereof, the Board of Managers shall promptly appoint the Adviser as the liquidator and the Adviser shall liquidate the business and wind up the affairs of the Fund, except that if the Board of Managers does not appoint the Adviser as the liquidator or the Adviser is unable to perform this function, a liquidator elected by Members holding a majority of the total number of votes eligible to be cast by all Members shall promptly liquidate the business and administrative affairs of the Fund.  Net Profit and Net Loss during the period of liquidation shall be allocated pursuant to Section 5.4 hereof.  The proceeds from liquidation (after establishment of appropriate reserves for contingencies in such amount as the Board of Managers or liquidator shall deem appropriate in its sole discretion as applicable) shall be distributed in the following manner:

(1)
the debts of the Fund, other than debts, liabilities or obligations to Members, and the expenses of liquidation (including legal and accounting expenses incurred in connection therewith), up to and including the date that distribution of the Fund's assets to the Members has been completed, shall first be paid on a pro rata basis;

(2)	such debts, liabilities or obligations as are owing to the Members shall next be paid in their order of seniority and on a pro rata basis;

(3)	The Special Advisory Member shall next be paid any balance in the Special Advisory Account after giving effect to the Incentive Allocation, if any, to be made pursuant to Section 5.7 hereof; and

(4)
the Members shall next be paid on a pro rata basis in accordance with their respective Capital Accounts after giving effect to all allocations to be made to such Members' Capital Accounts for the Fiscal Period ending on the date of the distributions under this Section 6.2(a)(3).

(b)           Anything in this Section 6.2 to the contrary notwithstanding, upon dissolution of the Fund, the Board of Managers or other liquidator may distribute ratably in kind any assets of the Fund; provided, however, that if any in-kind distribution is to be made (i) the assets distributed in kind shall be valued pursuant to Section 7.3 hereof as of the actual date of their distribution and charged as so valued and distributed against amounts to be paid under Section 6.2(a) above, and (ii) any profit or loss attributable to property distributed in-kind shall be included in the Net Profit or Net Loss for the Fiscal Period ending on the date of such distribution.
_____________________________

ARTICLE VII

ACCOUNTING, VALUATIONS AND BOOKS AND RECORDS
_____________________________

7.1           Accounting and Reports.

(a)           The Fund shall adopt for tax accounting purposes any accounting method which the Board of Managers shall decide in its sole discretion is in the best interests of the Fund.  The Fund's accounts shall be maintained in U.S. currency.

(b)           After the end of each taxable year, the Fund shall mail or otherwise transmit to each Member such information regarding the operation of the Fund and such Member's Interest as is necessary for Members to complete Federal, state and local income tax or information returns and any other tax information required by Federal, state or local law.

(c)           Except as otherwise required by the 1940 Act, or as may otherwise be permitted by rule, regulation or order, within 60 days after the close of the period for which a report required under this Section 7.1(c) is being made, the Fund shall furnish to each Member a semi-annual report and an annual report containing the information required by such Act.  The Fund shall cause financial statements contained in each annual report furnished hereunder to be accompanied by a certificate of independent public accountants based upon an audit performed in accordance with generally accepted accounting principles.  The Fund may furnish to each Member such other periodic reports as it deems necessary or appropriate in its discretion.

7.2           Determinations by the Board of Managers.

(a)           All matters concerning the determination and allocation among the Members of the amounts to be determined and allocated pursuant to Article V hereof, including any taxes thereon and accounting procedures applicable thereto, shall be determined by the Board of Managers unless specifically and expressly otherwise provided for by the provisions of this Agreement or required by law, and such determinations and allocations shall be final and binding on all the Members.

(b)           The Board of Managers may make such adjustments to the computation of Net Profit or Net Loss, the Allocation Change with respect to any Member, or any components comprising any of the foregoing as it considers appropriate to reflect fairly and accurately the financial results of the Fund and the intended allocation thereof among the Members.

7.3           Valuation of Assets.

(a)           Except as may be required by the 1940 Act, the Board of Managers shall value or have valued any Securities or other assets and liabilities of the Fund as of the close of business on the last day of each Fiscal Period in accordance with such valuation procedures as shall be established from time to time by the Board of Managers and which conform to the requirements of the 1940 Act.  In determining the value of the assets of the Fund, no value shall be placed on the goodwill or name of the Fund, or the office records, files, statistical data or any similar intangible assets of the Fund not normally reflected in the Fund's accounting records, but there shall be taken into consideration any items of income earned but not received, expenses incurred but not yet paid, liabilities, fixed or contingent, and any other prepaid expenses to the extent not otherwise reflected in the books of account, and the value of options or commitments to purchase or sell Securities or commodities pursuant to agreements entered into prior to such valuation date.

(b)           The value of Securities and other assets of the Fund and the net worth of the Fund as a whole determined pursuant to this Section 7.3 shall be conclusive and binding on all Members and all parties claiming through or under them.

___________________________

ARTICLE VIII

MISCELLANEOUS PROVISIONS
___________________________

8.1           Amendment of Limited Liability Company Agreement.

(a)           Except as otherwise provided in this Section 8.1, this Agreement may be amended, in whole or in part, with:  (i) the approval of the Board of Managers (including the vote of a majority of the Independent Managers, if required by the 1940 Act) and (ii) if required by the 1940 Act, the approval of Members by such vote as is required by the 1940 Act.

(b)           Any amendment that would:

(1)	increase the obligation of a Member to make any contribution to the capital of the Fund;

(2)	reduce the Capital Account of a Member or Special Advisory Account other than in accordance with Article V; or

(3)           modify the events causing the dissolution of the Fund;

may be made only if: (i) the written consent of each Member adversely affected thereby is obtained prior to the effectiveness thereof or (ii) such amendment does not become effective until (A) each Member has received written notice of such amendment and (B) any Member objecting to such amendment has been afforded a reasonable opportunity (pursuant to such procedures as may be prescribed by the Board of Managers) to tender his or her entire Interest for repurchase by the Fund.

(c)           The power of the Board of Managers to amend this Agreement at any time without the consent of the other Members as set forth in paragraph (a) of this Section 8.1 shall specifically include the power to:

(1)	restate this Agreement together with any amendments hereto which have been duly adopted in accordance herewith to incorporate such amendments in a single, integrated document;

(2)
amend this Agreement (other than with respect to the matters set forth in Section 8.1(b) hereof) to effect compliance with any applicable law or regulation, including but not limited to, to satisfy the requirements, or to reflect any relaxation of such requirements in the future, of the Bank Holding Company Act of 1956, as amended, or other U.S. or Canadian banking laws, or any regulations, guidelines or policies or interpretations of the banking regulatory agencies or the staff thereof, or to cure any ambiguity or to correct or supplement any provision hereof which may be inconsistent with any other provision hereof; and

(3)
amend this Agreement to make such changes as may be necessary or advisable to ensure that the Fund will not be treated as an association taxable as a corporation or as a publicly traded partnership taxable as a corporation as defined in Section 7704(b) of the Code.

(d)           The Board of Managers shall cause written notice to be given of any amendment to this Agreement (other than any amendment of the type contemplated by clause (1) of Section 8.1(c) hereof) to each Member, which notice shall set forth (i) the text of the amendment or (ii) a summary thereof and a statement that the text thereof will be furnished to any Member upon request.

8.2           Special Power of Attorney.

(a)           Each Member hereby irrevocably makes, constitutes and appoints each Manager, acting severally, and any liquidator of the Fund's assets appointed pursuant to Section 6.2 hereof with full power of substitution, the true and lawful representatives and attorneys-in-fact of, and in the name, place and stead of, such Member, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and/or publish:

(1)	any amendment to this Agreement which complies with the provisions of this Agreement (including the provisions of Section 8.1 hereof);

(2)	any amendment to the Certificate required because this Agreement is amended, including, without limitation, an amendment to effectuate any change in the membership of the Fund; and

(3)
all such other instruments, documents and certificates which, in the opinion of legal counsel to the Fund, may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Fund as a limited liability company under the Delaware Act.

(b)           Each Member is aware that the terms of this Agreement permit certain amendments to this Agreement to be effected and certain other actions to be taken or omitted by or with respect to the Fund without such Member's consent.  If an amendment to the Certificate or this Agreement or any action by or with respect to the Fund is taken in the manner contemplated by this Agreement, each Member agrees that, notwithstanding any objection which such Member may assert with respect to such action, the attorneys-in-fact appointed hereby are authorized and empowered, with full power of substitution, to exercise the authority granted above in any manner which may be necessary or appropriate to permit such amendment to be made or action lawfully taken or omitted.  Each Member is fully aware that each Member will rely on the effectiveness of this special power-of-attorney with a view to the orderly administration of the affairs of the Fund.

(c)           This power-of-attorney is a special power-of-attorney and is coupled with an interest in favor of each of the Managers and as such:

(1)
shall be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any party granting this power-of-attorney, regardless of whether the Fund or Board of Managers shall have had notice thereof; and

(2)
shall survive the delivery of a Transfer by a Member of the whole or any portion of such Member's Interest, except that where the transferee thereof has been approved by the Board of Managers for admission to the Fund as a substituted Member, this power-of-attorney given by the transferor shall survive the delivery of such assignment for the sole purpose of enabling the Board of Managers to execute, acknowledge and file any instrument necessary to effect such substitution.

8.3           Notices.

Notices which may or are required to be provided under this Agreement shall be made, if to a Member, by regular mail, or if to the Board of Managers or the Adviser, by hand delivery, registered or certified mail return receipt requested, commercial courier service or telecopier, and shall be addressed to the respective parties hereto at their addresses as set forth in the books and records of the Fund.  Notices to the Fund shall be deemed to have been provided when delivered by hand, on the date indicated as the date of receipt on a return receipt or when received if sent by regular mail, commercial courier service or telecopier.  Notices to Members shall be deemed to have been provided when mailed to Members at their addresses as set forth in the books and records of the Fund.  A document that is not a notice and that is required to be provided under this Agreement by any party to another party may be delivered by any reasonable means.  Each Member agrees to notify the Fund (or its designated agent) of any change of address.

8.4           Agreement Binding Upon Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns, executors, trustees or other legal representatives, but the rights and obligations of the parties hereunder may not be Transferred or delegated except as provided in this Agreement and any attempted Transfer or delegation thereof which is not made pursuant to the terms of this Agreement shall be void.

              8.5           Applicability of 1940 Act and Form N-2.

The parties hereto acknowledge that this Agreement is not intended to, and does not, set forth the substantive provisions contained in the 1940 Act and the Form N-2 which affect numerous aspects of the conduct of the Fund's business and of the rights, privileges and obligations of the Members.  Each provision of this Agreement shall be subject to and interpreted in a manner consistent with the applicable provisions of the 1940 Act and the Form N-2.

8.6           Choice of Law; Arbitration.

(a)           Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware, including the Delaware Act without regard to the conflict of law principles of such State.

(b)           Unless otherwise agreed in writing, each Member and the Special Advisory Member agree to submit all controversies arising between Members or one or more Members or the Special Advisory Member and the Fund to arbitration in accordance with the provisions set forth below and understands that:

(1)           arbitration is final and binding on the parties;

(2)	they are waiving their right to seek remedies in court, including the right to a jury trial;

(3)	pre-arbitration discovery is generally more limited and different from court proceedings;

(4)	the arbitrator's award is not required to include factual findings or legal reasoning and a party's right to appeal or to seek modification of rulings by arbitrators is strictly limited; and

(5)	the panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

(c)           All controversies that may arise among Members and one or more Members or the Special Advisory Member and the Fund concerning this Agreement shall be determined by arbitration in New York City in accordance with the Federal Arbitration Act, to the fullest extent permitted by law.  Any arbitration under this Agreement shall be determined before and in accordance with the rules then obtaining of either the New York Stock Exchange, Inc. (the "NYSE") or the Financial Industry Regulatory Authority, Inc. ("FINRA"), as the Member or Special Advisory Member or entity instituting the arbitration may elect.  If the NYSE or FINRA does not accept the arbitration for consideration, the arbitration shall be submitted to, and determined in accordance with the rules then obtaining of, the Center for Public Resources, Inc. in New York City.  Judgment on any award of any such arbitration may be entered in the Supreme Court of the State of New York or in any other court having jurisdiction of the person or persons against whom such award is rendered.  Any notice of such arbitration or for the confirmation of any award in any arbitration shall be sufficient if given in accordance with the provisions of this Agreement.  Each Member agrees that the determination of the arbitrators shall be binding and conclusive upon them.

(d)           No Member shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action; or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; or (ii) the class is decertified; or (iii) the Member is excluded from the class by the court.  Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

8.7           Not for Benefit of Creditors.

The provisions of this Agreement are intended only for the regulation of relations among past, present and future Members, Managers, the Special Advisory Member and the Fund.  This Agreement is not intended for the benefit of non-Member creditors and no rights are granted to non-Member creditors under this Agreement.

8.8           Consents.

Any and all consents, agreements or approvals provided for or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Fund.

8.9           Merger and Consolidation.

(a)           The Fund may merge or consolidate with or into one or more limited liability companies formed under the Delaware Act or other business entities pursuant to an agreement of merger or consolidation which has been approved in the manner contemplated by Section 18-209(b) of the Delaware Act.

(b)           Notwithstanding anything to the contrary contained elsewhere in this Agreement, an agreement of merger or consolidation approved in accordance with Section 18-209(b) of the Delaware Act may, to the extent permitted by Section 18-209(f) of the Delaware Act, (i) effect any amendment to this Agreement, (ii) effect the adoption of a new limited liability company agreement for the Fund if it is the surviving or resulting limited liability company in the merger or consolidation, or (iii) provide that the limited liability company agreement of any other constituent limited liability company to the merger or consolidation (including a limited liability company formed for the purpose of consummating the merger or consolidation) shall be the limited liability company agreement of the surviving or resulting limited liability company.

                8.10           Pronouns.

All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons, firm or corporation may require in the context thereof.

8.11           Confidentiality.

(a)           A Member may obtain from the Fund such information regarding the affairs of the Fund as is just and reasonable under the Delaware Act, subject to reasonable standards (including standards governing what information and documents are to be furnished, at what time and location and at whose expense) established by the Board of Managers.

(b)           Each Member covenants that, except as required by applicable law or any regulatory body, it will not divulge, furnish or make accessible to any other person the name and/or address (whether business, residence or mailing) of any Member (collectively, "Confidential Information") without the prior written consent of the Board of Managers, which consent may be withheld in its sole discretion.

(c)           Each Member recognizes that in the event that this Section 8.11 is breached by any Member or any of its principals, partners, members, directors, officers, employees or agents or any of its affiliates, including any of such affiliates' principals, partners, members, directors, officers, employees or agents, irreparable injury may result to the non-breaching Members and the Fund.  Accordingly, in addition to any and all other remedies at law or in equity to which the non-breaching Members and the Fund may be entitled, such Members shall also have the right to obtain equitable relief, including, without limitation, injunctive relief, to prevent any disclosure of Confidential Information, plus reasonable attorneys' fees and other litigation expenses incurred in connection therewith.  In the event that any non-breaching Member or the Fund determines that any of the other Members or any of its principals, partners, members, directors, officers, employees or agents or any of its affiliates, including any of such affiliates' principals, partners, members, directors, officers, employees or agents should be enjoined from or required to take any action to prevent the disclosure of Confidential Information, each of the other non-breaching Members agrees to pursue in a court of appropriate jurisdiction such injunctive relief.

(d)           Notwithstanding anything in this Agreement to the contrary, each Member (and each employee, representative, or other agent of such Member) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of: (i) the Fund; and (ii) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Member relating to such tax treatment and tax structure.

8.12           Certification of Non-Foreign Status.

Each Member or transferee of an Interest from a Member shall certify, upon admission to the Fund and at such other times thereafter as the Board of Managers may request, whether such Member is a "United States Person" within the meaning of Section 7701(a)(30) of the Code on forms to be provided by the Fund, and shall notify the Fund within 30 days of any change in such Member's status.  Any Member who shall fail to provide such certification when requested to do so by the Board of Managers may be treated as a non-United States Person for purposes of U.S. federal tax withholding.

8.13           Severability.

If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, each Member agrees that it is the intention of the Members that such provision should be enforceable to the maximum extent possible under applicable law.  If any provisions of this Agreement are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or portion thereof).

8.14           Filing of Returns.

The Board of Managers or its designated agent shall prepare and file, or cause the accountants of the Fund to prepare and file, a Federal information tax return in compliance with Section 6031 of the Code and any required state and local income tax and information returns for each tax year of the Fund.

8.15           Tax Matters Partner.

(a)           A Manager who is a Member shall be designated by the Board of Managers as the Tax Matters Partner of the Fund for purposes of Section 6231(a)(7) of the Code.  In the event that no Manager is a Member, a Member shall be so designated.  Should any Member be designated as the Tax Matters Partner for the Fund pursuant to Section 6231(a)(7) of the Code, it shall, and each Member hereby does, to the fullest extent permitted by law, delegate to a Manager selected by the Board of Managers all of its rights, powers and authority to act as such Tax Matters Partner and hereby constitutes and appoints such Manager as its true and lawful attorney-in-fact, with power to act in its name and on its behalf, including the power to act through such agents or attorneys as it shall elect or appoint, to receive notices, to make, execute and deliver, swear to, acknowledge and file any and all reports, responses and notices and to do any and all things required or advisable, in the Manager's judgment, to be done by such a Tax Matters Partner.  Any Member designated as the Tax Matters Partner for the Fund under Section 6231(a)(7) of the Code shall be indemnified and held harmless by the Fund from any and all liabilities and obligations that arise from or by reason of such designation.

(b)           Each person (for purposes of this Section 8.15, called a "Pass-Thru Partner") that holds or controls an interest as a Member on behalf of, or for the benefit of, another person or persons, or which Pass-Thru Partner is beneficially owned (directly or indirectly) by another person or persons, shall, within 30 days following receipt from the Tax Matters Partner of any notice, demand, request for information or similar document, convey such notice or other document in writing to all holders of beneficial Interests holding such interests through such Pass-Thru Partner.  In the event the Fund shall be the subject of an income tax audit by any Federal, state or local authority, to the extent the Fund is treated as an entity for purposes of such audit, including administrative settlement and judicial review, the Tax Matters Partner  shall be authorized to act for, and its decision shall be final and binding upon, the Fund and each Member thereof.  All expenses incurred in connection with any such audit, investigation, settlement or review shall be borne by the Fund.

8.16           Tax Elections.

The Board of Managers may, in its sole discretion, cause the Fund to make or revoke any tax election that the Board of Managers deems appropriate, including an election pursuant to Section 754 of the Code.

8.17           Member Tax Basis.

Upon request of the Board of Managers, each Member agrees to provide to the Board of Managers information regarding its adjusted tax basis in its Interest along with documentation substantiating such amount.

EACH OF THE UNDERSIGNED ACKNOWLEDGES HAVING READ THIS AGREEMENT IN ITS ENTIRETY BEFORE SIGNING, INCLUDING THE PRE-DISPUTE ARBITRATION CLAUSE SET FORTH IN SECTION 8.6 AND THE CONFIDENTIALITY CLAUSE SET FORTH IN SECTION 8.11.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MANAGER:

/s/ Bryan McKigney
Bryan McKigney

MEMBERS:

Each person who shall sign a Member Signature Page and who shall be accepted by the Board of Managers to the Fund as a Member.
SPECIAL ADVISORY MEMBER:

ADVANTAGE ADVISERS MANAGEMENT, L.L.C.

By:	Oppenheimer Asset Management Inc., its Managing Member

By:	/s/ Dennis P. McNamara
Name: Dennis P. McNamara
Title: Senior Vice President